SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                     Current Report Pursuant to Section 13
                    of the Securities Exchange Act of 1934

        Date of Report (Date Earliest Event reported) -- April 23, 2003

                              CB BANCSHARES, INC.

            (Exact name of registrant as specified in its charter)

         Hawaii                       0-12396                   99-0197163
(State of Incorporation)      (Commission File Number)        (IRS Employer
                                                            Identification No.)



                  201 Merchant Street, Honolulu, Hawaii 96813
                   (Address of principal executive offices)

                                (808) 535-2500
                        (Registrant's Telephone Number)



Item 5.  Other Events and Regulation FD Disclosure

         On April 23, 2003, CB Bancshares, Inc. (the "Company") issued a press release announcing that it has hired investment and legal counsel to assist its Board of Directors and management team in evaluating the takeover proposal submitted by CPB Inc. ("CPB"). A copy of the press release is attached as
Exhibit 99.1 and is incorporated herein by reference.

         On April 23, 2003, the Company also issued a press release containing a copy of a letter sent to CPB in connection with CPB's proposal. A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.




Item 7. Financial Statements and Exhibits

        (c)  Exhibits

             99.1  Press release issued April 23, 2003
             99.2  Press release issued April 23, 2003


                                  Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: April 23, 2003                    CB Bancshares, Inc.

                                        By:  /s/ Dean K. Hirata
                                             -----------------------------------
                                             Dean K. Hirata
                                             Senior Vice President and
                                             Chief Financial Officer
                                             (principal financial officer)

                                                               EXHIBIT 99.1

April 23, 2003


FOR IMMEDIATE RELEASE

Contact:  Wayne T. Miyao
          Senior Vice President, City Bank
          Corporate Communications
          Ph:  (808) 535 - 2590
          E-mail: wmiyao@cb-hi.net
          Website: www.citybankhawaii.com


               CB BANCSHARES, INC. EVALUATING CPB INC. PROPOSAL

(HONOLULU, HAWAII), April 23, 2003 - CB Bancshares, Inc. (NASDAQ: CBBI), which is the holding company of City Bank, has retained experienced investment and legal counsel to assist its Board of Directors and management team in evaluating the takeover proposal submitted last week by CPB Inc., parent company of Central Pacific Bank.

In keeping with their fiduciary responsibilities, it is the intention of the CB Bancshares, Inc. Board of Directors and management to give this proposal the full and thorough evaluation it merits to determine the best course of action for shareholders, customers, employees and communities served by the Company.

The New York based firm Sandler O'Neill & Partners, L.P. has been retained as financial advisor to CB Bancshares. Sandler O'Neill was founded in 1988 to help financial institutions increase their franchise values through the execution of sound financial strategies. Today, Sandler O'Neill is one of the largest investment banks exclusively serving financial services companies, including banks, thrifts, insurance companies and REITs.

Having announced 24 whole bank and thrift transactions with an aggregate value of over $2.8 billion in 2002, Sandler O'Neill was ranked as the number one financial advisor on bank and thrift mergers and acquisitions by number of deals. In addition, Sandler O'Neill currently makes markets in over 500 financial services stocks and provides equity research coverage on over 160 public companies.

Prior to September 11th, 2001, Sandler O'Neill's headquarters were located on the 104th floor of Two World Trade Center, and the firm had a total of 171 people in its offices nationwide. On September 11th, the firm lost 66 people - including two of the three members of its executive committee. Jimmy Dunne, who had been the managing principal, responsible for all aspects of the day-to-day operations, supervised the rapid recovery process of Sandler O'Neill and appointed two partners to operate the firm with him as principals. To date, Sandler O'Neill has hired more than 120 new people for its various business units. On January 22, 2002, Sandler O'Neill re-instituted full market making operations in its new headquarters in midtown Manhattan.

The New York based law firm Skadden, Arps, Slate, Meagher & Flom LLP has also been retained. With approximately 1,800 attorneys, Skadden, Arps is one of the largest law firms in the world. The firm provides a broad range of legal services to the corporate, industrial and financial communities and represents a broad spectrum of clients, from small high-technology start-up companies to nearly one-half of the Fortune 250 industrial and service corporations, as well as many financial and governmental entities.

The Honolulu law firm of Kobayashi, Sugita & Goda is also part of the evaluation team.

CB Bancshares, Inc. is a bank holding company, which provides a full range of banking products and services for small-and-medium-sized businesses and retail customers through its principal subsidiary, City Bank. City Bank maintains 21 branches on the islands of Oahu, Hawaii, Maui and Kauai. Visit us online at www.citybankhawaii.com

                                                           EXHIBIT 99.2


FOR IMMEDIATE RELEASE


Contact:                            Wayne T. Miyao
                                    Senior Vice President
                                    City Bank
                                    Telephone: (808) 535-2590
                                    E-mail: wmiyao@cb-hi.net


                              CB BANCSHARES, INC.
                         RESPONDS TO CPB INC. PROPOSAL

HONOLULU, HAWAII. April 23, 2003 - CB Bancshares, Inc. (NASDAQ: CBBI), parent company of City Bank, today sent a letter to CPB Inc. responding to their takeover proposal.

A copy of the letter is enclosed.

 CB Bancshares, Inc. provides a full range of banking products and services for small to medium-sized businesses and retail customers through its principal subsidiary, City Bank. The Company, with $1.7 billion in total assets, operates 21 branches in the State of Hawaii on the islands of Oahu, Maui, Kauai, and Hawaii.
April 23, 2003


Mr. Clinton L. Arnoldus
Chairman, President and
Chief Executive Officer
CPB Inc.
P.O. Box 3590
Honolulu, Hawaii 96811-3590

Dear Mr. Arnoldus:

Our Board of Directors is considering your letter dated April 15, 2003. We note that you have requested a response before 12:00 noon, Hawaiian Standard Time (HST), on Friday, April 25, 2003. On behalf of the Board of Directors, I wanted to inform you of our timing.

The Board of Directors will address your letter promptly and in an orderly manner. In this regard, as is obviously necessary and appropriate, we have engaged experienced financial and legal advisors to help us properly evaluate your proposal. We will conduct Board discussions in the near future and will respond in a timely fashion, but it will not be before 12:00 noon HST on April 25, 2003.

Thank you.


                                        Sincerely,



                                        Ronald K. Migita
                                        President and Chief Executive Officer